ASSET PURCHASE AGREEMENT

This Asset Purchase Agreement (this “Agreement”), dated as of June 10, 2011, is entered into by and among: (i) KeyOn Comm X LLC,., a Nevada LLC (“KeyOn CommX”) and KeyOn Communications Holdings, Inc., a Delaware corporation (“Holdings”) (collectively known as “Purchaser”); (ii) CommX Holdings, Inc., a Florida corporation (“CommX Holdings”); (iii) CommX, Inc., a Florida corporation (“CommX Inc.”); and (iv) Communications Xchange, LLC, a Florida limited liability company, (“Xchange”)  and together with CommX Holdings and CommX known as “Seller” or “CommX”.

PRELIMINARY STATEMENTS

A.           WHEREAS, Seller desires to sell, transfer and assign to Purchaser, and Purchaser desires to purchase and acquire from Seller, substantially all of the assets related to their business commonly known as the hosted Voice over Internet Protocol (“VoIP”) (the “Specified Business”).

B.           WHEREAS, Purchaser desires to purchase and accept from Seller, the Purchased Assets (as defined in Section 2.1), all of the customers of the Specified Business, the goodwill related to the Specified Business and assume certain liabilities (as defined in Section 2.3), on the terms and conditions contained in this Agreement.

AGREEMENT

In consideration of the foregoing statements and of the mutual covenants and agreements set forth in this Agreement, and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties hereto agree as follows:

1.           Definitions. As used in this agreement, the following defined terms have the meanings indicated below:

1.1.              “Accounts Receivable” means all accounts receivable, notes receivable and indebtedness for borrowed money, in each case, due and owing by any third party to Seller.

1.2.              “Action” means any demand, claim, action, suit or proceeding, arbitral action, inquiry, criminal prosecution or investigation by or before any Governmental or Regulatory Authority.

1.3.              “Books and Records” means business records of Seller (in any form or medium), including all books, ledgers, files, documents, instruments, papers, reports, plans, records, manuals, sales and credit records, books of account, financial records, pricing guidelines, Contracts, licenses, computer files, operating data, environmental studies, invoices, supplier lists, billing records, engineering records, drawings, blueprints, schematics, studies, surveys, reports, advertising and sales material, customer lists, customer records, test records, financing records, and personnel and payroll records, to the extent they are directly related to the Specified Business or the Purchased Assets, to the extent that they are assignable without a payment of a fee, other than the Retained Books and Records.

1.4.              “Business Day” means a day other than Saturday, Sunday or any day on which banks located in the State of Nevada are authorized or obligated to close.

1.5.              “Closing Date” shall mean a date that is five (5) business days after the conditions set forth in Article 7 have been satisfied (other than those conditions which by their nature are normally satisfied at the Closing) or waived and the Required Consents set forth in Section 3.2 have been procured and delivered, or such other date that is agreed to in writing by the Seller and the Purchaser; provided, however, said date may determined as is mutually agreed to in writing by the Parties.

1.6.              “Contract” means any agreement, contract, lease, sublease, rental agreement, or similar agreement, purchase orders, arrangement, commitment, Permit or license (other than this Agreement or any instruments executed or delivered in connection herewith) in effect as of the Closing and related to the Specified Business, or to which any of the Purchased Assets are subject, whether written or oral, except to the extent included in the Excluded Assets.

1.7.              “Excluded Assets” shall mean: (i) the Rights of Action; (ii) the formation documents of Seller (including any corporate charter, bylaws or certificates of organization or formation), qualifications to conduct business as a foreign corporation, arrangements with registered agents relating to foreign qualifications, taxpayer and other identification numbers, seals, minute books, transfer books, equity interest certificates and other documents relating to the organization, maintenance and existence of Seller as a corporation; (iii) the Retained Books and Records; (iv) any of the rights of Seller under this Agreement or any other agreement between Seller, on the one hand, and Purchaser, on the other hand, entered into on or after the date of this Agreement; (v) all claims of Seller for refunds of Taxes; (vi) all Contracts other than the Purchased Contracts;  (vii) cash held by Seller; and (viii) the deposit with Level3 Communications, Inc., in the amount of $30,000.

1.8.              “Excluded Contracts” means all Contracts other than the Purchased Contracts.

1.9.              “Governmental Order” means any Law, order, judgment, injunction, decree, stipulation or determination issued, promulgated or entered by or with any Governmental or Regulatory Authority of competent jurisdiction.

1.10.              “Governmental or Regulatory Authority” means any court, tribunal, arbitrator, authority, agency, commission, official or other instrumentality of the United States, any foreign country or any domestic or foreign state, county, city or other political subdivision.

1.11.              “Internal Revenue Code” means the Internal Revenue Code of 1986, as amended, and the rules and regulations promulgated thereunder.

1.12.              “Laws” means all laws, statutes, rules, regulations, ordinances and other pronouncements having the effect of law of the United States, any foreign country or any domestic or foreign state, county, city or other political subdivision or of any Governmental or Regulatory Authority.

1.13.               “Liability” means any debt, loss, damage, adverse claim, fine, penalty, liability or obligation (whether direct or indirect, known or unknown, asserted or unasserted, absolute or contingent, accrued or unaccrued, matured or unmatured, determined or determinable, disputed or undisputed, liquidated or unliquidated, or due or to become due, and whether in contract, tort, strict liability or otherwise), and including all costs and expenses relating thereto (including all fees, disbursements and expenses of legal counsel, experts, engineers and consultants and costs of investigation).

1.14.              “Lien” means any lien, claim, charge, claim, pledge, security interest, conditional sale agreement or other title retention agreement, lease, mortgage, security interest, option or other encumbrance (including the filing of, or agreement to give, any financing statement under the Uniform Commercial Code of any jurisdiction).

1.15.              “Material Adverse Effect” means a material adverse effect on the applicable party's (a) assets, operations, personnel, or condition, or (b) ability to consummate the transactions contemplated by this Agreement.

1.16.              “Minimum Revenue Threshold” shall mean the Minimum Revenue Threshold as set forth in Section 2.6.

1.17.              “Net Working Capital” shall mean that amount at Closing that is calculated in accordance with the following formula: (a) Accounts Receivable that are less than 31 days old, plus (b) Prepaid Expenses less the sum of (c) Accounts Payable, (d) Deferred Revenue and (e) Accrued Expenses, provided however, to the extent any accounts receivable that are older than 31 days are collected by Purchaser after Closing and before the initial payment under the Promissory Note is due (“Post Closing Accounts Receivable”), such Post Closing Accounts Receivable shall be included in the Net Working Capital calculation.

1.18.              “Net Working Capital Credit” shall mean a Net Working Capital determination as of Closing that is greater than zero.

1.19.              “Net Working Capital Deficit” shall mean a Net Working Capital determination as of Closing that is less than zero.

1.20.              “Permit” means any permits, licenses, franchises, approvals, certificates, certifications, consents, waivers, concessions, registrations or other authorizations of any Governmental or Regulatory Authority.

1.21.              “Person” means any natural person, corporation, limited liability company, general partnership, limited partnership, proprietorship, other business organization, trust, union, association or Governmental or Regulatory Authority.

1.22.              “Promissory Note” means the promissory note dated as of Closing executed by KeyOn CommX LLC, and issued to Seller in the principal amount of Three Million Five Hundred Dollars and no cents ($3,500,000.00).

1.23.              “Retained Books and Records” mean, collectively, (a) any materials about employees, disclosure of which would violate an employee’s reasonable expectation of privacy, (b) any materials that are subject to attorney-client privilege, (c) any documents reasonably necessary for purposes of the prosecution, settlement or enforcement by Seller of the Retained Rights of Action, or (d) any documents primarily relating to the Excluded Assets or the Excluded Liabilities.

1.24.              “Rights of Action” mean any and all rights, claims, lawsuits, causes of action, rights of recovery, rights of set off, rights of recoupment, refunds, demands, defenses, judgments, accounts, and rights, claims, powers or privileges of any kind or character whatsoever, known or unknown, suspected or unsuspected, whether arising prior to, on or after the Petition Date, in Contract or in tort, at Law or in equity, or under any other theory of law, held by Seller against any Person.

1.25.              “Seller’s Knowledge” shall mean the actual knowledge of Seller.

1.26.              “Service Marks” shall mean those service marks and brand names as described on Schedule 1.26.

1.27.              “Tax Return” means any return, declaration, report, claim for refund, or information return or statement relating to Taxes, including any schedule or attachment thereto, and including any amendment thereof.

1.28.              “Taxes” means any federal, state, local or foreign income, gross receipts, license, payroll, employment, excise, severance, stamp, occupation, premium, windfall profits, environmental (including Taxes under Internal Revenue Code section 59A), customs duties, capital stock, franchise, profits, withholding, social security (or similar), unemployment, disability, real property, personal property, sales, use, transfer, registration, value added, alternative or add-on minimum, estimated, or other Tax of any kind whatsoever, including any interest, penalty or addition thereto, whether disputed or not and any expenses incurred in connection with the determination, settlement or litigation of any Tax Liability.

2.           Purchase and Sale of Assets; Closing.

2.1.              Assets.  Upon the terms and subject to the conditions of this Agreement, on the Closing Date, Seller shall sell, assign, transfer, convey and deliver to Purchaser, free and clear of all Liabilities (other than Assumed Liabilities) and Liens, and Purchaser shall purchase, acquire and accept from Seller, all of Seller’s right, title and interest in and to the following (the “Purchased Assets”):

(a)           (i) tangible assets, including, without limitation, fixed assets, furniture, fixtures, machines, equipment, inventories and computer hardware (“Personal Property”), as specifically set forth on Schedule 2.1(a), and (ii) intellectual property, including trademarks, trade names including the Service Marks, industrial designs, copyrights, licenses (relating to rights to use intellectual property and software programs) and inventions used directly in the operation of the Specified Business, as specifically set forth on attached Schedule 2.1(a) (the “Intellectual Property”);

(b)           certain software developed, in part, by Seller, as specifically set forth on attached Schedule 2.1(b) (the “Seller’s Developed Intellectual Property”), excluding any content that is part of any license or right granted under a license defined as the Intellectual Property, part of any license or other rights granted to Seller under a Purchased Contract, any intellectual property right considered property of the other party under a Purchased Contract or part of any open source software;

(c)           web sites and domains used, as specifically set forth on attached Schedule 2.1(c) (the “Domain Names”), including the related content;

(d)           all right, title and interest in, and claims under, the Contracts of Seller, as specifically set forth on attached Schedule 2.1(d), to the extent that such contracts, agreements and commitments are assignable and transferable (the “Purchased Contracts”);

(e)           all Books and Records, other than the Retained Books and Records;

(f)           all Rights of Action, other than the Retained Rights of Action;

(g)           all credits, deferred charges, refunds and prepaid expenses and deposits relating to the Specified Business or the Purchased Assets;

(h)           all goodwill associated with the operation of the assets identified in clauses (a) through (g) set forth above;

(i)           all Accounts Receivable of Seller directly related to the Specified Business; and

(j)           any other non-cash assets of Seller related to the Specified Business other than the Excluded Assets, including but not limited to the capital stock and all assets of Expeditious Group, Inc.

2.2.              Excluded Assets. Notwithstanding anything in this Agreement to the contrary, Seller shall not sell, transfer, convey, assign and deliver to Purchaser at the Closing the Excluded Assets, and such Excluded Assets shall not constitute a part of the Purchased Assets.

2.3.              Assumed Liabilities.  At and as of the Closing, Purchaser shall assume and agree to pay, perform and discharge only the following Liabilities of Seller (the “Assumed Liabilities”):

(a)           all Liabilities accruing or due to be performed from and after the Closing Date pursuant to or in respect of all Purchased Assets or Contracts;

(b)           all Liabilities for the portion of Periodic Taxes for which Purchaser is liable under Section 3.3(b).

2.4.              Excluded Liabilities.  Other than the Assumed Liabilities, Purchaser shall not assume or be liable for or bound by any Liabilities of Seller or any Lien (collectively, the “Excluded Liabilities”).  For the avoidance of doubt and without intending to limit the generality or effect of the foregoing, the Excluded Liabilities shall include the following Liabilities of Seller:

(a)           all Liabilities under the Purchased Assets accruing prior to the Closing Date;

(b)           all Liabilities under the Excluded Contracts or in respect of any other Excluded Asset, in each case whether accruing prior to, at or after the Closing Date;

(c)           all Liabilities for the portion of Periodic Taxes for which Seller are liable under Section 3.3(b).

2.5.              Purchase Price.  The total consideration payable by Purchaser to Seller in consideration of the sale, transfer, conveyance, assignment and delivery of the Purchased Assets to Purchaser, and in reliance upon the representations, warranties, covenants and agreements of Seller set forth herein, is (i) an amount equal to Six Million Dollars ($6,000,000) (the “Purchase Price”); and (ii) the assumption by Purchaser of the Assumed Liabilities.  The Purchase Price shall be paid in the following manner and shall be subject to adjustments as provided by Section 2.6 of this Agreement:

(a)           Cash Payment.  Purchaser shall pay to Seller the amount of Five Hundred Thousand Dollars and no cents ($500,000.00) two weeks after Closing (“Cash Payment”), subject to the Purchase Price Adjustments as described in Section 2.6 of this Agreement, if then known.

(b)           Promissory Note.  Purchaser shall issue the Promissory Note in the form attached hereto as Exhibit C,  in the principal amount of $3,500,000 (the “Promissory Note”) on behalf of Seller.  Such Exhibit shall contain all other terms and conditions of the Promissory Note.

(c)           Common Stock.  Purchaser shall issue to Seller or Seller’s designees 2,000,000 shares of common stock of KeyOn Communications Holdings, Inc. (OTCBB: KEYO) (the “Common Shares”).  The Common Shares are restricted securities and subject to compliance with applicable holding periods as prescribed by the Securities Act of 1933.

(d)           Warrants.  Purchaser shall issue to Seller or Seller’s designees 1,000,000 warrants to purchase common stock of KeyOn Communications Holdings, Inc., (the “Warrants”) on the terms and conditions as described on Exhibit D attached hereto.  The  exercise price of the Warrants shall be determined by the 30-day Volume Weighted Average Price Per Share (“VWAP Per Share”), ending with the day prior to any announcement of the transaction.

(e)           Allocation of Purchase Price.  Purchaser and Seller shall agree upon an allocation of the Purchase Price among the Purchased Assets in accordance with the allocation requirements of Section 1060 of the Internal Revenue Code within 90 days after the Closing. The allocation of the Purchase Price among the Purchased Assets agreed upon by the parties pursuant to this Section shall be agreed upon in writing, executed and delivered by Purchaser and Seller to each other (the “Purchase Price Allocation Agreement”).  From and after the execution of the Purchase Price Allocation Agreement, any subsequent adjustment to the allocable Purchase Price shall be reflected in the Purchase Price Allocation Agreement in a manner consistent with Treasury Regulation Section 1.1060-1T. Purchaser and Seller agree for all Tax purposes to report the transactions contemplated by this Agreement in a manner substantially consistent with the Purchase Price Allocation Agreement, and neither party will take any position materially inconsistent therewith in any Tax Return, in any refund claim, in any litigation or otherwise, unless required to do so by a Governmental Authority. From and after the Closing, Purchaser and Seller shall each be responsible for the preparation of their own Form 8594 and other applicable forms in accordance with the applicable Tax laws, and each shall execute and deliver to the other such statements and forms as are commercially reasonably requested by the other party.

2.6.              Purchase Price Adjustments.  The Purchase Price is subject to adjustments as follows (the “Purchase Price Adjustments”):

(a)           To the extent there is a Net Working Capital Deficit as of the Closing Date, the initial payment under the Promissory Note shall be reduced, on a dollar for dollar basis, for every dollar of Net Working Capital Deficit at Closing;

(b)           To the extent there is a Net Working Capital Credit as of the Closing Date, the initial payment under the Promissory Note shall be increased, on a dollar for dollar basis, for every dollar of Net Working Capital Credit at Closing;

(c)           For the avoidance of doubt, for the purposes of determining the Net Working Capital Credit or Deficit, as applicable, to the extent the Closing Date occurs prior to the last day of the month, the recurring revenues and expenses for the month in which Closing occurs shall be divided pro rata between the Seller and the Purchaser;

(d)           Minumum Revenue Threshold Adjustment.  If, within 90 days of Closing, Purchaser learns that the monthly operating revenue on the Closing Date is less than $238,000 (the “Minimum Revenue Threshold”), the initial and subsequent payments under the Promissory Note, if required, shall be decreased by multiplying the dollar amount less than $238,000, by 2.10, annualized for twelve months (for example, if the monthly operating revenue is $230,000, the Cash Payment or initial and subsequent payments under the Promissory Note will be reduced by $201,681 ($8,000 x 12 x 2.10).

(e)           Right of Off-Set.  In the event of a breach by Seller of any of the representations and warranties described in Articles 4 and 5 that result in compensatory damages to Purchaser, Purchaser shall be entitled to make a deduction or off-set in that amount to any of the post-closing payments required under the Promissory Note, if and when discovered by Purchaser.  However, prior to making such off-set, Purchaser shall provide to Seller with evidence of monetary damages, to be mutually agreed upon in writing prior to any deduction.  For the sake of clarity, the Right of Off-Set shall apply to actual, out-of-pocket costs borne by Purchaser for items such as equipment replacement, excluding ordinary wear and tear, tax liabilities, or other costs directly related to a breach of Articles 4 and 5.  In the event that Seller and Purchaser fail to mutually agree, Purchaser and Seller shall submit to binding arbitration through the American Arbitration Association in Las Vegas, Nevada for a final determination.

3.           Closing.

3.1.              Closing.  The closing of the transactions contemplated herein (the “Closing”) will take place at the offices of the Purchaser on the Closing Date, provided that the conditions set forth in Sections 3.2 are satisfied (other than those conditions which by their nature are normally satisfied at the Closing) or waived.  If the Closing has not occurred by the Closing Date because of a material breach of contract by one of the Parties, the breaching Party shall remain liable for breach of contract.  The Parties agree that in the event they do not meet in person to close this transaction, that faxed/and/or couriered executed documents shall be acceptable to close this transaction and that each Party shall work in good faith to ensure timely consummation of the transaction on the Closing Date (or at such other time, place and date as may be mutually agreed in writing upon by Purchaser and Seller).

3.2.              Deliveries.

(a)           At or prior to the Closing, Seller shall deliver the following:

(i)           an original executed bill of sale setting forth the Personal Property in the form attached as Exhibit A;

(ii)           an executed counterpart of the assignment of Purchased Contracts in the form attached as Exhibit B (the “Assignment of Contracts”);

(iii)           an Officer’s Certificate  stating that the conditions set forth in Section 7.1 have been satisfied;

(iv)           the Required Consents as described on Schedule 2.1(d);

(v)           any other certificates, contracts, documents and instruments required to be delivered by Seller under this Agreement or reasonably requested to consummate the Closing of the transactions contemplated herein.

(b)           At or prior to the Closing, Purchaser shall deliver the following:

(i)           the Cash Payment of the Purchase Price and any other amounts due hereunder by Purchaser to consummate the transactions contemplated herein;

(ii)           the Promissory Note executed on behalf of the Seller;

(iii)           an executed copy of the instruction letter to Purchaser’s transfer agent to deliver the Common Stock to Seller or their designees;

(iv)           the executed Warrants;

(v)           an executed counterpart of the Assignment of Contracts;

(vi)           an Officer’s Certificate stating that the conditions set forth in Section 7.2 have been satisified;

(vii)           the other certificates, contracts, documents and instruments required to be delivered by Purchaser under this Agreement or reasonably requested by Purchaser to consummate the Closing of the transactions contemplated herein.

3.3.              Tax Prorations and Costs.

(a)           Any Taxes that may be payable by reason of the sale of the Purchased Assets under this Agreement (including any transfer, sales, use, value added, gross receipts, stamp, duty, stamp duty, documentary, registration, business and occupation and other similar taxes) (the “Transaction Taxes”) shall be the responsibility and obligation of Seller. In no event shall either party to this Agreement be responsible for the Taxes based on net income, margin or gain of the other party that arises as a consequence of the consummation of the transactions contemplated hereby.

(b)           As to any Purchased Assets acquired by Purchaser, Seller and Purchaser shall apportion the liability for real and personal property taxes and ad valorem Taxes (“Periodic Taxes”) for all Tax periods including but not beginning or ending on the Closing Date (the “Proration Periods”).  For purposes of calculating prorations, Seller shall be deemed to be in title to the Purchased Assets, and, therefore, entitled to the income therefrom and responsible for the expenses for the entire day upon which the Closing occurs.  All such prorations shall be made on the basis of the actual number of days of the month which shall have elapsed as of the Closing Date and based upon the actual number of days in such month and a 365 day year.  The Periodic Taxes described in this Section 3.3(b) shall be apportioned between Seller and Purchaser as of the Closing Date, with Purchaser liable for that portion of the Periodic Taxes equal to the Periodic Tax for the Proration Period multiplied by a fraction, the numerator of which is the number of days remaining in the Proration Period from and after the Closing Date (excluding the Closing Date), and the denominator of which is the total number of days covered by such Proration Period.  Seller shall be liable for that portion of the Periodic Taxes for the Proration Period for which Purchaser is not liable under the preceding sentence.  At the Closing, Purchaser shall receive a credit against the Purchase Price of Seller’ portion of the Periodic Taxes that are due and payable during the relevant Proration Period on or after the Closing Date and, if applicable, Purchaser shall be charged with Purchaser’s portion of such Periodic Taxes that are due and payable (and have been paid) before the Closing Date.  Except as otherwise agreed by the parties, the net amount of all such prorations will be settled and paid on the Closing Date.  If the Closing Date shall occur before the tax rate is fixed, the apportionment of ad valorem taxes shall be upon the basis of the tax rate for the preceding year applied to the latest assessed valuation.  If, after the Closing Date, Periodic Taxes for the Proration Periods are determined to be higher or lower than those that have been apportioned as set forth above, Purchaser shall, as applicable, within thirty (30) days of receiving the relevant tax bill, either pay the amount Purchaser owes Seller or provide an invoice to Seller of the amount Seller owes Purchaser, which amount Seller shall promptly thereafter pay to Purchaser, or Purchasers shall withhold from future payments due and owing under the Promissory Note.  The provisions of Section 3.3 shall survive until the two year anniversary of the Closing.

(c)           Seller and Purchaser shall bear their own costs and expenses arising out of the negotiation, execution, delivery and performance of this Agreement (including regulatory filing fees and costs) and the consummation of the transaction contemplated by this Agreement, including, without limitation, fees and expenses for legal counsel, accountants, business valuators and financial advisors.

3.4.              Further Assurances. At any time or from time to time after the Closing, at Purchaser’s or Seller’s request and without further consideration, Seller or Purchaser shall execute and deliver to the other party such other reasonable instruments and documents are may be reasonably necessary to effectuate this transaction.

3.5.              Third-Party Consents.  Seller shall secure the Required Consents set forth on Schedule 9.1(f) within 30 days of the date of this Agreement.  In the event of Seller’s failure to obtain the Required Consents, this shall result in a breach this Agreement and Purchaser shall have the right to terminate this Agreement pursuant to Section 9.  In addition, Seller is entitled to any expenses associated with failure to obtain the Required Consents.  To the extent any Purchased Asset is not assignable without the consent of another party, other than the Required Consents, Seller, on the one hand, and Purchaser, on the other hand, shall use their commercially reasonable efforts to obtain the consent of such other party to such assignment to Purchaser in all cases in which such consent is or may be required for such assignment.

4.           Pre-Closing and Post-Closing Covenants.

4.1.              Access and Due Diligence Review.  Prior to the Closing, Purchaser shall be permitted to continue to conduct an investigation of the prospects, business, assets, Contracts, rights, Liabilities and obligations of Seller, including financial, marketing, employee, legal and regulatory matters in order that Purchaser may more fully familiarize itself with the Specified Business and the Purchased Assets and in connection with Purchaser’s rights to designate Purchased Contracts pursuant to Section 2.1.  To effect such investigation, prior to the Closing, Seller will provide Purchaser and its designated representatives, consultants, accountants and counsel reasonable access to all of Seller’s financial information, books and records and other information relating to Seller’s operations and financial condition, as well as to its management and employees, related to the Specified Business; provided that such material is not subject to any confidentiality agreement or is not subject to attorney-client privilege.

4.2.              Conduct of Business.  Seller shall use their commercially reasonable efforts to continue to operate the Specified Business substantially consistent with past practices until the Closing and shall use their commercially reasonable efforts to preserve and protect the value of the Purchased Assets.  Without limiting the generality of the foregoing, except as otherwise expressly contemplated by this Agreement or with the prior written consent of Purchaser, prior to the Closing (a) Seller shall maintain insurance upon all of the Purchased Assets in such amounts and of such kinds comparable to that in effect on the date of this Agreement, and (b) Seller shall not (i) renew, amend or voluntarily terminate any Purchased Contract or (ii) sell, encumber or grant any Lien or other right with respect to the Purchased Assets.

4.3.              Consummation of Transaction.

(a)           Each of Seller and Purchaser shall use its commercially reasonable best efforts to take, or cause to be taken, all actions, or do, or cause to be done, all things, reasonably necessary to consummate the transactions contemplated hereby as promptly as practicable, and neither Seller nor Purchaser shall take any action after the date hereof (other than any action required to be taken under this Agreement or to which the other shall have granted its consent) that could reasonably be expected to materially delay the consummation of the transactions contemplated hereby.

(b)           In furtherance and not in limitation of Section 4.3(a), Seller shall use its commercially reasonable best efforts to obtain all consents and approvals of any Governmental or Regulatory Authority or any other Person  necessary in order to transfer any of the Purchased Assets from Seller to Purchaser or otherwise to consummate the transactions contemplated hereby.

4.4.              Audited Financials.  No later than 35 days after Closing, Seller shall deliver to Purchasers the audited balance sheets of Seller as of December 31, 2009 and December 31, 2010, (b) the related audited statements of income, cash flows and members’ equity of Seller for the fiscal years then ended, (c) the reviewed balance sheet of Seller as of March 31, 2011 and (d) the reviewed statements of income, cash flows and members’ equity of Seller as of March 31, 2011.

4.5.              Confidentiality. Each Party shall, and shall cause its employees, advisers and agents to, maintain the confidentiality of this Agreement, the terms hereof, and all information and materials obtained from the other party; provided, however, that Purchaser and Seller may provide information obtained from the other party to its shareholders, directors, advisors, agents, and employees for the limited purposes of analyzing, negotiating, financing, pursuing, and consummating the transactions contemplated by this Agreement.  Provided however, Seller acknowledges that Purchaser is a publicly traded company, and as a result may disclose the existence and the terms of this Agreement in accordance with applicable rules and regulations.  Upon any termination of this Agreement, Purchaser and Seller (and their respective representatives) will promptly return to the other party all materials obtained from such party in connection with the transactions contemplated by this Agreement and will certify the destruction of all copies

4.6.              No Solicitation.  If the transactions contemplated by this Agreement are not consummated (and in any event prior to the Closing Date), the Parties shall not, directly or indirectly, either for itself or any other Person, (a) induce, attempt to induce, solicit or recruit any employee or independent contractor of a Party to leave that Party, (b) in any way interfere with the relationship between a Party and any employee or independent contractor of that Party, (c) employ, or otherwise engage as an employee, independent contractor, consultant or otherwise, any employee or independent contractor of the other Party, or (d) induce, attempt to induce or solicit any customer, supplier, licensee or business relation of a Party to cease doing business with that Party, or in any way interfere with the relationship between any customer, supplier, licensee or business relation of that Party.

4.7.              Competing Transaction.  Unless this Agreement shall have been terminated pursuant to Article 9, Seller shall not, directly or indirectly through any officer, director, employee, agent affiliate or otherwise, enter into any agreement, agreement in principle or other commitment (whether or not legally binding) relating to a Competing Transaction or solicit, initiate or encourage the submission of any proposal or offer from any person or entity (including Seller’ officers, partners, employees and agents) relating to any Competing Transaction, nor participate in any discussions or negotiations regarding, or furnish to any other person or entity any information with respect to, or otherwise cooperate in any way with, or assist or participate in, facilitate or encourage, any effort or attempt by any other person or entity to effect a Competing Transaction.  Seller shall immediately cease any and all contacts, discussions and negotiations with third parties regarding a Competing Transaction.  Seller shall notify Purchaser if any proposal regarding a Competing Transaction (or any inquire or contact with any person or entity with respect thereto) is made and shall advise Purchaser of the contents thereof (and, if in written form, provide Purchaser with copies thereof).

4.8.              Non-compete.  Michael Viren shall execute at Closing a Noncompete Agreement in substantially the form set forth in Exhibit E hereto.

4.9.              Business Relationships.  From the Closing and continuing for a period of six (6) consecutive months, Michael Viren shall  work with Purchaser  in order to continue and maintain for the benefit of Purchaser those business relationships of Seller existing prior to the Closing and relating to the Specified Business to be operated by Purchaser after the Closing Date, including relationships with lessors, regulatory authorities, licensors, customers, suppliers and others, among other things.  Mr. Viren’s level of commitment to the Purchaser will be substantially the same as he has today and with no greater scope unless otherwise agreed to by Mr. Viren in his sole discretion.

4.10.              Indemnification by Seller.  Seller  agrees to indemnify and defend Purchaser, its officers, directors, shareholders, agents and each of its Affiliates (the “Purchaser Indemnified Parties”) against, and agrees to hold it and them harmless from, any Losses incurred or suffered by any of the Purchaser Indemnified Parties relating to or arising out of any of the following:

(a)           any breach of, or inaccuracy in, any representation or warranty made by Seller pursuant to this Agreement or any certificate, document, writing or instrument delivered by Seller pursuant to this Agreement;

(b)           any breach of or failure by Seller to perform any covenant or obligation of Seller set out in this Agreement;

(c)           any alleged, contingent or absolute debt, claim, obligation or other liability of Seller other than the Assumed Liabilities;

(d)           any past, present or future claim by, on behalf of or with respect to, and any obligation or liability or loss relating to, current or former employees of Seller arising from or related to their employment with Seller prior to the Closing Date, including, without limitation, termination of their employment with Seller, any claim for unfair labor practices or any obligation with respect to any employee benefit plan;

(e)           any and all Taxes of Seller arising or relating to periods prior to Closing; or

(f)           any brokerage or finder’s fees or commissions or similar payments based upon any agreement or understanding made, or alleged to have been made, by any Person with Seller (or any Person acting on their behalf) in connection with the acquisition contemplated herein.

Notwithstanding anything herein contained to the contrary, other than indemnification with respect to claims for the failure of Seller to satisfy the Excluded Liabilities under Section 2.4, Seller shall have no indemnification obligation to Purchaser under this Section: (i) with respect to any claim of which Purchaser gives notice to Seller later than the twenty-four month anniversary of the Closing Date. With respect to indemnification under this Section for claims for the failure of Seller to satisfy the Excluded Liabilities, such indemnification obligations shall continue for a period of no more than three years following the Closing Date, (except to the extent reduced by applicable statutes of limitation), there shall be no minimum threshold, and Purchaser shall be entitled to first dollar indemnification. In no event shall Seller’s indemnification obligation under this Section exceed the Purchase Price.

In case any event shall occur which would otherwise entitle either party to assert a claim for indemnification hereunder, no loss shall be deemed to have been sustained by such party to the extent of (i) any tax savings realized by such party with respect thereto, or (ii) any after-tax proceeds received by such party from any third party, including but not limited to any insurance carrier.

4.11           Indemnification by Purchaser.  Purchaser agrees to indemnify and defend Seller, its officers, directors, shareholders, agents and each of its and their Affiliates (the “Seller Indemnified Parties”) against, and agrees to hold it and them harmless from, any Losses incurred or suffered by any of the Seller Indemnified Parties relating to or arising out of any of the following:

(a)           any breach of or any inaccuracy in any representation or warranty made by Purchaser pursuant to this Agreement or any certificate, document, writing or instrument delivered by Purchaser pursuant to this Agreement;

(b)           any breach of or failure by Purchaser to perform any covenant or obligation of Purchaser set out in this Agreement;

(c)           the Assumed Liabilities;

(d)           any claim by, or on behalf of or with respect to, and any obligation or liability or loss relating to, employees of Purchaser employed in connection with the Business and arising after the Closing Date.

Notwithstanding anything herein contained to the contrary, other than indemnification with respect to claims for the failure of Purchaser to satisfy the Assumed Liabilities, Purchaser shall have no indemnification obligation to Seller under this Section with respect to any claim of which Seller gives notice to Purchaser later than the twenty-four month anniversary of the Closing Date. With respect to indemnification under this Section for claims for the failure of Purchaser to satisfy the Assumed Liabilities, such indemnification obligations shall continue indefinitely (except to the extent reduced by applicable statutes of limitation), there shall be no minimum threshold, and Seller shall be entitled to first dollar indemnification. In no event shall Purchaser’s indemnification obligation under this Section exceed the Cash Payment of the Purchase Price.

In case any event shall occur which would otherwise entitle either party to assert a claim for indemnification hereunder, no loss shall be deemed to have been sustained by such party to the extent of (i) any tax savings realized by such party with respect thereto, or (ii) any after-tax proceeds received by such party from any third party, including but not limited to any insurance carrier.

4.12           Notice of Claims; Assumption of Defense.  The indemnified party shall give prompt notice to the indemnifying party, in accordance with the terms of Section 12.6, of the assertion of any claim, or the commencement of any suit, action or proceeding in respect of which indemnity may be sought hereunder, specifying with reasonable particularity the basis therefore and giving the indemnifying party such information with respect thereto as the indemnifying party may reasonably request (but the giving of such notice shall not be a condition precedent to indemnification unless the indemnifying party is materially prejudiced by the failure to give such notice).  The indemnifying party may, at its own expense, (a) participate in and (b) upon notice to the indemnified party and the indemnifying party’s written agreement that the indemnified party is entitled to indemnification pursuant to Section 4.10 or Section 4.11 for Losses arising out of such claim, suit, action or proceeding, at any time during the course of any such claim, suit, action or proceeding, assume the defense thereof; provided, that (y) the indemnifying Party’s counsel is reasonably satisfactory to the indemnified Party and (z) the indemnifying Party shall thereafter consult with the indemnified Party upon the indemnified Party’s request for such consultation from time to time with respect to such claim, suit, action or proceeding.  If the indemnifying Party assumes such defense, the indemnified Party shall have the right (but not the duty) to participate in the defense thereof and to employ counsel, at its own expense, separate from the counsel employed by the indemnifying Party.  Whether or not the indemnifying Party chooses to defend or prosecute any such claim, suit, action or proceeding, all of the parties hereto shall cooperate in the defense or prosecution thereof.  In the event that the indemnifying Party elects not to assume the defense of any claim, suit, action or proceeding, such election shall not relieve the indemnifying Party of its obligations hereunder.

4.13           Settlement or Compromise.  No Party shall settle or compromise any claim, suit, action or proceeding without the prior written consent of the other Party, which shall not be unreasonably withheld or delayed.  Any settlement or compromise made or caused to be made by the indemnified Party or the indemnifying Party, as the case may be, of any such claim, suit, action or proceeding of the kind referred to in Sections 4.10 through 4.13 shall also be binding upon the indemnifying Party or the indemnified Party, as the case may be, in the same manner as if a final judgment or decree had been entered by a court of competent jurisdiction in the amount of such settlement or compromise.

5.           Representations and Warranties of Seller.  Seller represents and warrants to Purchaser as follows:

5.1.              Organization.  Seller is duly organized, validly existing and in good standing under the laws of the jurisdiction of its organization.

5.2.              Authorization of Transaction.  Seller has full power and authority to execute and deliver this Agreement and each agreement, document or instrument required to be delivered by it hereby or in connection herewith and to perform its obligations under this Agreement and each agreement, document or instrument required to be delivered by it hereby or in connection herewith and to consummate the transactions contemplated hereby.  The execution and delivery by Seller of this Agreement and the other agreements, documents or instruments required to be delivered by Seller hereby or in connection herewith and the performance by Seller of its obligations hereunder and thereunder have been duly and validly authorized by all necessary action on the part of Seller.  This Agreement and each of the other agreements, documents or instruments required to be delivered by Seller hereby or in connection herewith have been, or when executed and delivered will have been, duly executed and delivered by Seller and is, or once executed will be, the valid and binding agreement of Seller, enforceable against Seller in accordance with their respective terms.

5.3.              Consents.  Subject to Seller’s Knowledge, no consent, approval, order or authorization of, or registration, declaration or filing with, any Governmental or Regulatory Authority or other Person is required in connection with (i) the execution and delivery by Seller of this Agreement or any of the other agreements, documents or instruments required to be delivered by Seller hereby or in connection herewith (other than any third party consents to transfer and assign any Purchased Contract) or (ii) the performance by Seller of their obligations hereunder or thereunder.

5.4.              No Conflicts.  Subject to obtaining any consent to the assignment and transfer of any Purchased Contract set forth on Schedule 2.1(d), neither the execution and delivery by Seller of this Agreement or any of the other agreements, documents or instruments required to be delivered by Seller hereby or in connection herewith, the performance by Seller of their obligations hereunder or thereunder, nor the consummation by Seller of the transactions contemplated hereby in accordance with the terms hereof, will, in any material respect, violate or conflict with, constitute a breach of or default under, result in the loss of any material benefit under, or permit the acceleration or increase the amount or scope of any obligation under, (i) any Purchased Contract, (ii) the organizational documents of any Seller, or (ii) any Law or Governmental Order applicable to Seller or by which Seller or any of the Purchased Assets are bound, including any order of the Bankruptcy Court.

5.5.              Litigation.  Except as set forth on Schedule 5.5, there are no Actions pending or threatened in writing against Seller that questions or challenges (i) the validity of this Agreement or any of the other agreements, documents or instruments required to be delivered by Seller hereby or in connection herewith or (ii) any action taken or proposed to be taken by Seller pursuant to this Agreement or any of the other agreements, documents or instruments required to be delivered by Seller hereby or in connection herewith.

5.6.              No Undisclosed Liabilities.  Seller has no Indebtedness or Liabilities (whether or not required under GAAP to be reflected on a balance sheet or the notes thereto) other than those (i) incurred in connection with the transactions contemplated by this Agreement, (ii) specifically reflected in, fully reserved against or otherwise described in the Financial Statements or the notes thereto or (iii) incurred in the Ordinary Course of Business since September 30, 2010.

5.7.              Compliance with Laws; Permits.

(a)           Seller is not in material violation of any Laws relating to the Specified Business or the Purchased Assets, Seller has not been notified in writing that any Seller has been or may be charged with any material violation of any provision of any Law relating to the Specified Business or the Purchased Assets and  except as set forth on Schedule 5.7(a), Seller is not in material violation of, or in default under, and, to Seller’s Knowledge, no event has occurred which, with the lapse of time or the giving of notice, or both, would result in the material violation of or default under, the terms of any Governmental Order relating to the Purchased Assets or the Specified Business.

(b)           Schedule 5.7(b) sets forth a list of all Permits held by Seller related to the operations of the Specified Business, which constitute all Permits required to operate the Specified Business as currently conducted.  All such Permits are valid and in full force and effect, Seller is in compliance in all material respects with such Permits and no suspension or cancellation of any such Permits is pending.

5.8.              Title to Purchased Assets; Condition.  Seller has title to (or in the case of leased assets, valid and enforceable leasehold rights in), is the lawful owner or lessee of, and has the full right to sell, transfer, convey, assign and deliver, the Purchased Assets shall be sold by Seller free and clear of all Liabilities (other than Assumed Liabilities) and Liens.  At and as of the Closing, Seller will convey to Purchaser title to (or in the case of leased assets, valid and enforceable leasehold rights in) the Purchased Assets free and clear of all Liabilities (other than Assumed Liabilities) and Liens.

5.9.              Contracts.

(a)           There are no Actions pending or threatened in writing by or against any Seller that questions or challenge the validity of any Purchased Contract.  Each Purchased Contract is valid, binding and enforceable against Seller.

(b)           the Seller has duly performed all its material obligations under each Purchased Contract to the extent that such obligations to perform have accrued, and no material breach or default, or event that would (with the passage of time, notice or both) constitute a material breach or default, by Seller has occurred thereunder.  No party to any Purchased Contract has exercised any termination rights with respect thereto, and no party to any Purchased Contract has given written, or to Seller’s Knowledge other, notice to Seller regarding (a) any dispute with respect to such Purchased Contract or (b) such party’s intention to terminate such Purchased Contract.

5.10.              To Seller’s knowledge, all the material tangible Assets are at present, and will be as of the Closing Date, in good operating condition and suitable for their intended use, including but not limited to, the Sansay session border controller’s ability to provide Hosted Network Address Translation Traversal (HNT) for the Specified Business’ session initiated protocol (SIP) traffic, ordinary wear and tear excepted.  Seller further represents and warrants that there are no known material network components that need to be replaced in order for the Specified Business to function as presently operated. Seller shall continue to maintain the Assets in accordance with those covenants set forth in Section 4.2.

5.11.              Secured Creditors.  Except as detailed in Schedule 5.11, the Seller shall have no other indebtedness which creates a secured interest in any of the Assets. Upon Closing, the Seller shall make all payments to the Secured Creditors in order to satisfy in full the balance due the Secured Creditors.  In exchange for such payment, the Secured Creditors shall release all securities, claims and rights against the Assets, as well as all UCC filings indicating such claims.

5.12.              Indebtedness for Borrowed Money.  At the Closing, the Seller shall have no indebtedness for borrowed money other than those debts set forth on Schedule 5.12.

5.13.              Insurance.  Seller has in effect and has continuously maintained general liability and casualty insurance for the Assets and the Business which, to Seller knowledge, is appropriate and adequate coverage for such assets and operations. Seller is not in default or breach in any material respect of such insurance policies, nor has Seller failed to give any notice or to present any material claim thereunder in due and timely fashion.  No insurance carried by the Seller has been cancelled by the insurer during the past three (3) years, and the Seller has never been denied insurance coverage in any regard or to any degree.

5.14.              Financial Statements.  Seller has delivered complete copies of the Financial Statements to Purchaser.  The Financial Statements are true and correct in all material respects for the periods covered and fairly present the financial position and the results of operations of the Business of the dates and for the periods therein specified and have been prepared in accordance with GAAP consistently applied throughout the periods involved, except for accruals normally performed at year-end and other customary year-end adjustments in accordance with GAAP.  To Seller’s knowledge, the books of account of the Seller have been kept accurately in the Ordinary Course of Business, the transactions entered therein represent bona fide transactions and the revenues, expenses, assets and liabilities of the Seller have been properly recorded in such books in all material respects.

5.15.              Absence of Certain Changes.  Except as set forth on Schedule 5.15 since September 30, 2010, the Seller has operated its business in the Ordinary Course of Business, and, since March 31, 2011:

(a)	There has not been any Material Adverse Effect;

(b)
The Seller has not entered into any new agreement, contract, lease or license (or series of related agreements, contracts, leases and licenses), excluding renewals, which could involve more than $10,000 or outside the Ordinary Course of Business;

(c)
No Person (including the Seller) has accelerated, terminated, modified, or canceled any agreement, contract, lease or license (or series of related agreements, contracts, leases and licenses) which could involve more than $10,000 to which the Seller is a party or by which they are bound;

(d)	The Seller has not permitted the imposition of any Lien upon any of the Business’ Assets;

(e)
With respect to, or as it relates to the Business, the Seller has not issued any note, bond or other debt security or created, incurred, assumed or guaranteed any indebtedness for borrowed money or capitalized lease obligation other than those listed on Schedules 5.11 and 5.12;

(f)	The Seller has not granted any license or sublicense of any rights under or with respect to any Intellectual Property of the Business;

(g)	The Seller has not experienced any material damage, destruction or Loss (whether or not covered by insurance) to its tangible property;

(h)
The Seller has not made any loan to, or entered into any other transaction with, any of its shareholders or their Affiliates outside the Ordinary Course of Business, other than unsecured loans to Seller by such Affiliates or as disclosed on Schedule 5.11 and 5.12;

(i)	The Seller has not entered into any employment contract or collective bargaining agreement, written or oral, or modified the terms of any existing such contract or agreement;

(j)
The Seller has not adopted, amended, modified or terminated any bonus, profit-sharing, incentive, severance or other plan, contract or commitment for the benefit of any of its employees or their Affiliates (or taken any such action with respect to any other employee benefit plan) other than those previously disclosed to Purchaser;

(k)	The Seller has not made or pledged to make any charitable or other capital contribution outside the Ordinary Course of Business; and

(l)	The Seller has not committed to any of the foregoing.

5.16.              Relations with Suppliers.  Except as set forth on Schedule 5.16, there are no facts or circumstances known to Seller in the dealings between the Seller and any of the Seller’ primary vendors that would (a) have a Material Adverse Effect on or preclude the performance of the Contracts after the Closing or (b) cause any such vendor to cease providing goods and services in the same manner and at the same volume as currently provided.

5.17.              No Third-Party Options.  There are no existing agreements, options, commitments or rights with, of or to any person to acquire any of the Business’Assets, properties or rights included in the Assets or any interest therein.

5.18.              Receivables.  Accounts Receivable included in the Assets represent bona fide obligations arising from sales actually made or services actually performed by Seller in the Ordinary Course of Business.  To Seller’s knowledge there is no pending or threatened contest, claim or right of set-off which may be asserted by any debtor of any Accounts Receivable relating to the amount or validity of such Accounts Receivable.

5.19.              Product and Service Warranties.  Except as set forth on Schedule 5.19, (a) there are no express warranties, written or oral, with respect to any products or services of Seller; (b) there are no pending or, to Seller’ knowledge, threatened claims with respect to any such warranty; and (c) there are no product or service liability claims (whether arising for breach of warranty or contract, or for negligence or other tort, or under any statute) pending or, to Seller’ knowledge,  threatened against or involving Seller or any product or service of Seller, and since January 1, 2009, no such claims have been settled, adjudicated or otherwise disposed of for which Seller has paid more than $5,000 individually.

5.20.              Availability of Documents.  Seller has made available to Purchaser copies of all material documents, including without limitation all agreements, contracts, commitments, insurance policies, leases, plans, instruments, undertakings, authorizations, permits, licenses, Intellectual Property listed in the Disclosure Schedules hereto or referred to herein.  Such copies are true, correct and complete in all material respects and include all amendments, supplements and modifications thereto or waivers currently in effect thereunder.

5.21.              Compliance with Law.  Seller has complied in all material respects with, and is not in violation in any material respect of, any federal, state or local law, ordinance, code, order or governmental rule or regulation to which Seller is subject, including rules, regulations or orders of the FCC, and has not failed to obtain or to adhere to the requirements of any license, permit or authorization necessary to the ownership of the Assets.

5.22.              Financial Data. Seller has delivered to Purchaser lists of the following: Seller accounts payable as of April 30, 2011, Seller’ accounts receivable as of April 30, 2011, Seller pre-paid expenses as of April 30, 2011, Seller accrued expenses as of April 30, 2011, and Seller deferred revenue as of April 30, 2011.  These lists of financial data are true and correct in all material respects as of April 30, 2011.  In addition, Seller will provide certain financial data pursuant to Section 2.6, which information shall be used for purposes of making the Purchase Price Adjustments.  Seller represents and warrants that the financial information provided is true and correct in all material respects as of the date it is provided.

6.           Representations and Warranties of Purchaser.  Purchaser represents and warrants to Seller that the following statements are true and correct as of the date of this Agreement and as of the Closing:

6.1.              Organization, Qualification, and Corporate Power. Purchaser is duly organized, validly existing and in good standing under the laws of the jurisdiction of its incorporation or organization. Purchaser is duly authorized to conduct business and is in good standing under the laws of each jurisdiction in which the nature of its businesses or the ownership or leasing of its properties requires such qualification. Purchaser has full corporate power and authority to carry on the businesses in which it is engaged and to own and use the properties owned and used by it.

6.2.              Authorization of Transaction. Purchaser has full power and authority to execute, deliver and perform this Agreement and the other agreements and instruments to be executed and delivered by it in connection with the transactions contemplated hereby and to perform the obligations thereunder.  Purchaser does not need to give any notice to, make any filing with or obtain any authorization, consent or approval of any Governmental or Regulatory Authority in order for the parties to consummate the transactions contemplated by this Agreement, except where the failure to give notice, to file or to obtain any authorization, consent or approval would not have a material adverse effect on the ability of the parties to consummate the transactions contemplated by this Agreement.

6.3.              Noncontravention. Neither the execution and the delivery of this Agreement, nor the consummation of the transactions contemplated hereby, will (i) violate any Governmental Order to which Purchaser is subject or any provision of the charter or bylaws of Purchaser or (ii) conflict with, result in a breach of, constitute a default under, result in the acceleration of, create in any party the right to accelerate, terminate, modify or cancel or require any notice under any Contract to which Purchaser is a party or by which it is bound.

7.           Conditions to Closing.

7.1.              Purchaser’s Conditions to Closing.  The obligations of Purchaser to proceed with the Closing are subject to the fulfillment at or prior to the Closing Date, of each of the conditions set forth in this Section 7.1 (“Purchaser’s Conditions Precedent”):

(a)           the representations and warranties of Seller in Section 5 shall be true and correct in all material respects at and as of the Closing Date with the same effect as though made on and as of the Closing Date (except to the extent that any representation or warranty speaks to a specific date, such representation or warranty shall be true and correct as of such date);

(b)           Seller shall have delivered the documents set forth in Section 3.2(a);

(c)           all covenants, agreements and obligations contained in this Agreement to be performed or complied with by Seller on or prior to the Closing Date shall have been performed or complied with, in each case, in all material respects;

(d)           the written approval and consent of any Person for the assignment and assumption of all Purchased Contracts shall have been obtained to the extent that such approval and consent is required under the terms of such Purchased Contract;

(e)           there shall be no Governmental Order, or Action pending by or before any Governmental or Regulatory Authority to obtain a Governmental Order, to the effect that the transactions contemplated hereby may not be consummated as herein provided or otherwise seeking to prohibit or restrict the consummation of the transactions contemplated hereby;

(f)           Purchaser shall have received a certificate duly executed by a senior officer of Seller, in a form reasonably satisfactory to Purchaser, to the effect that each of the conditions specified in Sections 7.1(a) and 7.1(c) have been satisfied;

(g)           Seller shall not have received notice of a termination of Purchased Contract(s) or have knowledge of a termination of a Purchased Contract(s), (whether such termination occurs prior to, on or after the Closing), which in each case, result in, or would reasonably be expected to result in a Material Adverse Effect.

Purchaser shall have the right to waive in writing any or all of the conditions precedent to its obligations hereunder; provided, however, that no waiver by Purchaser of any condition to its obligations hereunder shall constitute a waiver by Purchaser of any other condition precedent to its obligations hereunder.

7.2.              Seller’ Closing Conditions.  The obligations of Seller to proceed with the Closing are subject to the fulfillment at or prior to the Closing Date, of each of the conditions set forth in this Section 7.2 (“Seller’ Condition Precedent”):

(a)           the representations and warranties of Purchaser in Section 6 shall be true and correct in all material respects as of the Effective Date with the same effect as though made on and as of the Closing Date;

(b)           Purchaser shall have delivered the documents and funds as set forth in Section 3.2(b); and

(c)           all covenants, agreements and obligations contained in this Agreement to be performed or complied with by Purchaser on or prior to the Closing Date shall have been performed or complied with in all material respects.

Seller shall have the right to waive in writing any or all of the conditions precedent to their obligations hereunder; provided, however, that no waiver by Seller of any condition to their obligations hereunder shall constitute a waiver by Purchaser of any other condition precedent to its obligations hereunder.

8.           Survival of Representations, Warranties, Covenants and Agreements.  Seller and Purchaser have the right to rely fully upon the representations, warranties, covenants and agreements of the other contained in this Agreement; provided, however, the representations and warranties of Seller and Purchaser shall not survive the Closing unless expressly provided herein.

9.           Termination.

9.1.              Termination. This Agreement may be terminated and the transactions contemplated hereby may be abandoned upon the occurrence of any of the following:

(a)           at any time prior to the Closing, by mutual written agreement of Seller and Purchaser;

(b)           by either Seller or Purchaser, upon written notice to the other, if the transactions contemplated hereby have not been consummated on or prior to June 30, 2011 (the “Termination Date”), provided, however, that, if the failure to consummate the transactions contemplated hereby is due to material breach by the party attempting to terminate this Agreement, such party shall have no right to do so;

(c)           by either Seller or Purchaser, upon written notice to the other, if a Governmental or Regulatory Authority issues a final order prohibiting the transactions contemplated hereby;

(d)           by Purchaser, upon written notice to Seller, if there shall be a material breach by any Seller of any representation, warranty, covenant or agreement contained in this Agreement which would reasonably be expected to result in a failure of a condition set forth in Sections 7.1(a) or 7.1(c) to be satisfied, which breach has not been cured by the earlier of (i) five (5) Business Days after the giving of written notice by Purchaser to Seller of such breach and (ii) the Termination Date;

(e)           by Seller, upon written notice to Purchaser, if there shall be a material breach by Purchaser of any representation, warranty, covenant or agreement contained in this Agreement which would reasonably be expected to result in a failure of a condition set forth in Sections 7.2(a) or 7.2(c) to be satisfied, which breach has not been cured by the earlier of (i) five (5) Business Days after the giving of written notice by Seller to Purchaser of such breach and (ii) the Termination Date;

(f)           by Purchaser, upon written notice to Seller, if, after using its reasonable best efforts to obtain such consent as required by Section 4.3(b), Seller is unable to obtain a consent required to assign the Purchased Contract(s) set forth on Schedule 2.1(d); or

(g)           by Purchaser, upon written notice to Seller, if (i) there shall have occurred a Material Adverse Effect or (ii) the conditions to closing set forth in Sections 7.1(g)or 7.1(h) are unable to be fulfilled by Seller.

10.           Miscellaneous.

10.1.              Notices. Any notice required or permitted to be given under this Agreement shall be in writing and delivered or sent by (i) personal delivery, or (ii) Federal Express or similar nationally recognized overnight courier service, and addressed to the parties at their respective addresses as they appear below.  The parties may change their addresses for notice by giving notice of such change in accordance with this Section 10.1.  Notices shall be deemed to have been received upon the date of delivery (or refusal to accept delivery) as indicated on the return receipt or air bill.

If to Seller:	CommX Holdings, Inc.
CommX, Inc.
Communications Xchange, LLC
Attention: Michael Viren, CEO
3550 Buschwood Park Drive, Suite 180
Tampa, Florida 33618

With a copy to:

If to Purchaser:	KeyOn Communications Holdings, Inc
Attention: Jonathan Snyder, CEO
7548 W. Sahara Avenue, Suite 102
Las Vegas, Nevada 89117

With a copy to:	Haynes and Boone, LLP
Attention: Rick Werner, Esq.
30 Rockefeller Plaza 26th Floor
New York, New York 10112

10.2.              Brokers.  Other than the finder’s fee agreement by Purchaser with Source Capital, Purchaser and Seller each hereby represent and warrant that no broker was involved in this Agreement or the transactions contemplated hereby .

10.3.              Entire Agreement.  This Agreement (and the exhibits attached hereto) supersedes all prior discussions and agreements between the parties with respect to the subject matter hereof and thereof between the parties, and contains the sole and entire agreement between the parties hereto with respect to the subject matter hereof.

10.4.              Expenses.  Except as otherwise expressly provided in this Agreement, whether or not the transactions contemplated hereby are consummated, each party will pay its own costs and expenses incurred in connection with the negotiation, execution and closing of this Agreement and the transactions contemplated hereby.

10.5.              Waivers.  No waiver of any breach of any covenant or provision contained herein will be deemed a waiver of any preceding or succeeding breach thereof, or of any other covenant or provision contained herein. No extension of time for performance of any obligation or act will be deemed an extension of the time for performance of any other obligation or act, except those of the waiving party, which will be extended by a period of time equal to the period of the delay.

10.6.              Attorneys’ Fees.  In the event of the bringing of any action, arbitration or suit by a party hereto against another party hereunder by reason of any breach of any of the covenants, agreements or provisions on the part of the other party arising out of this Agreement, then in that event the prevailing party will be entitled to have the recovery of and from the other party all costs and expenses of the action, arbitration or suit, reasonable attorneys’ fees and any other professional fees resulting therefrom.

10.7.              Amendment. This Agreement may be amended, supplemented or modified only by a written instrument duly executed by or on behalf of each party hereto.

10.8.              No Third Party Beneficiary. The terms and provisions of this Agreement are intended solely for the benefit of each party hereto and their respective successors or permitted assigns, and it is not the intention of the parties to confer third party beneficiary rights upon any Person.

10.9.              No Assignment; Binding Effect. Neither this Agreement nor any right, interest or obligation hereunder may be assigned by any party hereto without the prior written consent of the other party hereto and any attempt to do so will be void.  Subject to the preceding sentence, this Agreement is binding upon, inures to the benefit of and is enforceable by the parties hereto and their respective successors and assigns.

10.10.              Headings. The headings used in this Agreement have been inserted for convenience of reference only and do not define or limit the provisions hereof.

10.11.              Governing Law. This Agreement shall be governed by and construed exclusively in accordance with the Laws of the State of Nevada applicable to a contract executed and performed in such state, without giving effect to the conflicts of laws principles thereof.

10.12.              Consent to Jurisdiction; Venue. Each party hereby irrevocably submits to the exclusive jurisdiction of the State courts of Nevada in any action, suit or proceeding arising out of or relating to this Agreement or any of the transactions contemplated hereby, and agrees that any such action, suit or proceeding shall be brought only in such court. Each party hereby irrevocably waives, to the fullest extent permitted by Law, any objection that it may now or hereafter have to the laying of the venue of any such action, suit or proceeding brought in such a court and any claim that any such action, suit or proceeding brought in such a court has been brought in an inconvenient forum.

10.13.              Invalid Provisions. If any provision of this Agreement is held to be illegal, invalid or unenforceable under any present or future Law, and if the rights or obligations of any party hereto under this Agreement will not be materially and adversely affected thereby, (i) such provision will be fully severable, (ii) this Agreement will be construed and enforced as if such illegal, invalid or unenforceable provision had never comprised a part hereof and (iii) the remaining provisions of this Agreement will remain in full force and effect and will not be affected by the illegal, invalid or unenforceable provision or by its severance herefrom.

10.14.              Counterparts. This Agreement may be executed in any number of counterparts, each of which will be deemed an original, but all of which together will constitute one and the same instrument.  Any counterpart may be executed by facsimile signature and such facsimile signature shall be deemed an original.

10.15.              Construction of Certain Terms and Phrases. Unless the context of this Agreement otherwise requires, (i) words of any gender include each other gender; (ii) words using the singular or plural number also include the plural or singular number, respectively; (iii) the terms “hereof,” “herein,” “hereby” and derivative or similar words refer to this entire Agreement; (iv) the terms “include,” “includes” and “including” mean including without limiting the generality of any description preceding such term, and, for purposes of this Agreement, the rule of ejusdem generis shall not be applicable to limit a general statement that follows an enumeration of specific matters, to matters similar to the matters specifically enumerated; (v) reference to dollar amounts, unless otherwise specifically indicated, shall mean the lawful money of the United States of America; and (vi) the term “Section” refer to the specified Article or Section of this Agreement. Whenever this Agreement refers to a number of days, such number shall refer to calendar days unless Business Days are specified.

10.16.              Attorney Representation. In the negotiation, preparation and execution of this Agreement, each party has been represented by, or has been afforded the opportunity to consult with an attorney of such party’s own choosing prior to the execution of this Agreement and has been advised that it is in such party’s best interest to do so. The parties have read this Agreement in its entirety and fully understand its terms and provisions. The parties have executed this Agreement freely, voluntarily and without any coercion whatsoever, they accept all terms, conditions and provisions hereof.

(Signatures follow on next page.)

IN WITNESS WHEREOF, this Agreement has been duly executed and delivered by the parties as of the date set forth above.

PURCHASER:		SELLER:

KEYON COMMX LLC.		COMMX HOLDINGS, INC., a Florida corporation

By:	/s/ Jonathan Snyder	By:	/s/ Michael Viren
Name:	KeyOn Communications Holdings, Inc.	Name:	Michael Viren
Its:	Managing Member	Its:	CEO

KEYON COMMUNICATIONS HOLDINGS, INC.		COMMX, INC, a Florida corporation

By:	/s/ Jonathan Snyder	By:	/s/ Michael Viren
Name:	Jonathan Snyder	Name:	Michael Viren
Its:	President and CEO	Its:	CEO

COMMUNICATIONS XCHANGE, LLC a Florida limited liability company

		By:	/s/ Michael Viren
		Name:	Michael Viren
		Its:	CEO

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Schedules and Exhibits:

Schedule 1.26	Service Marks
Schedule 2.1(a)	Personal Property
Schedule 2.1(b)	Seller’s Developed Intellectual Property
Schedule 2.1(c)	Domain Names
Schedule 2.1(d)	Purchased Contracts
Schedule 5.5	Litigation
Schedule 5.7(a)	Violation of Law
Schedule 5.7(b)	Permits
Schedule 5.11	Secured Creditors
Schedule 5.12	Indebtedness for Borrowed Money
Schedule 8.15	Absence of Certain Changes
Schedule 9.1(f)	Certain Contracts Requiring Consent to Assign
Exhibit A	Bill of Sale
Exhibit B	Assignment and Assumption of Contracts
Exhibit C	Promissory Note
Exhibit D	Form of Warrant
Exhibit E	Non-Compete